Exhibit (h)(11)

First Amended

Transfer Agent and Shareholder Services Fee Letter

for

the Funds listed on Schedule A

each a series of

Parnassus Funds and Parnassus Income Funds

This First Amended Fee Letter (this “Fee Letter”) is effective as of May 9, 2022 and applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Parnassus Funds and Parnassus Income Funds (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated December 31, 2020, and the Transfer Agent and Shareholder Services Addendum dated December 31, 2020 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.

For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

Base Annual Fee
Annual fee per Fund, plus:	$20,000
Each Additional Class (exclusive of the first two (2) classes in each Fund)	$5,000 per class
Annual fee per open direct shareholder account*	$15.00 per open account
Annual fee per open NSCC shareholder account*	$10.00 per open account
Annual IRA maintenance fee (if applicable)	Additional $15.00 per account

Voice Response (VRU) Fee
Ongoing maintenance fee (monthly)	included
Call Center fee	$1.00 per minute

AML Verification Fee	$2.00 per new account opened

uTRANSACT Fees (web package) (check if applicable)
One-time implementation fee	waived
Ongoing annual fee	$22,500 annual base fee

uTRANSACT Multifactor Authentication SMS Text Fee (check if applicable)	$0.50 per text

Regulatory Emailing Campaigns (check if applicable)	$495 per campaign

PLAID Fees (instant bank verification) (check if applicable)
One-time setup fee	$4,000
Ongoing annual fee	$3,000

Real Time Cash (check if applicable)
Monthly fee per CUSIP	$200

Ad Hoc Services and Fees
Vision Feeds
Initial Setup	$500
Ongoing maintenance fee (monthly)	$150 per month

Omin/SERV Feeds
Initial Setup	$75
Ongoing maintenance fee (monthly)	$150 per month

Event Processing (mergers, liquidations, etc.)	$165 per hour
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$165 per hour
Ad Hoc Report Requests	$165 per hour

*	Open account fee to be charged until annual tax work for the account has been completed.

1.2.	MFPS I or MFPS II (check if applicable)

One-time Fees: $500 per no-load fund family; $1,000 per load fund family

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
20-25	$250	$250	$500
26+	$350	$1,250	$1,600

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

1.3.	SalesFocus Solutions/MARS Compliance Module Fees (check if applicable)

Initial set-up fee	$[ ] (one-time charge)
Service fee (includes up to [ ] ([ ]) MARS Compliance Module user licenses and firm-level data cleaning for up to [ ] trades per month and [ ]GB of database storage)	$[ ] (monthly)
DTCC SDR Bi-directional Interface (if required)	$[ ] (monthly)
Merrill Lynch Compliance Data Interface (if required)	$[ ] (monthly)
MARS On-site Training (if required)	$[ ] per day (plus trainer’s travel and living expenses)
MARS Web-Ex Training (if required)	$[ ] per hour
Additional user acceptance testing (“UAT”) environments (if required)	$[ ] (one-time charge) plus maintenance and support fee of $[ ] per month for each additional UAT
Additional MARS Interfaces	$[ ] (monthly) per interface
Custom non-standard interfaces	$[ ] plus $[ ] per month per interface

1.4. The Trust, the Funds, or the Adviser agree to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to, third-party security pricing and data fees, Gainskeeper fees, PFIC Analyzer, IRA custodial fees, mailing, postage, confirmations and investor statements, printing, telephone lines, Internet access fees, NSCC activity charges and other bank service charges, stationery, envelopes, check printing and writing, filing and mailing fees, fulfillment costs, record retention, travel expenses to Board meetings and on-site reviews, customized programming/enhancements, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term

3.1.Initial Term. This Fee Letter shall continue in effect until the expiration of the MasterServices Agreement’s Initial Term (the “Initial Term”).

3.2. Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3. Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to the Fund(s), in which case the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

3.4. Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5. Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or the Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

4.	Fee Increases

Ultimus will annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated May 9, 2022.

Parnassus Funds	Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	By:
Name: Marc C. Mahon	Name:	Ian Martin
Title: Executive Vice President	Title:	Chief Administrative Officer

Parnassus Income Funds
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:
Name: Marc C. Mahon
Title: Executive Vice President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Parnassus Investments

By:
Name:	Marc C. Mahon
Title:	Executive Vice President